As filed with the Securities and Exchange Commission on December 23, 2005
Securities Act File No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NAVITAS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware	6770	20-3806547
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4 Dublin Circle, Burlington, MA 01803
617-721-8295
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Parag G. Mehta
President and Chief Executive Officer
4 Dublin Circle, Burlington, MA 01803
617-721-8295
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Julio E. Vega Bingham McCutchen LLP 150 Federal Street Boston, MA 02110-1726 (T) 617-951-8901 (F) 617-951-8736	M. Ridgway Barker Randi-Jean G. Hedin Kelley Drye & Warren LLP Two Stamford Plaza 281 Tresser Boulevard Stamford, CT 06901 (T) 203-351-8032 (F) 203-327-2669
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
CALCULATION OF REGISTRATION FEES

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount Being	Offering	Aggregate	Registration
Security Being Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee

Units, each consisting of one share of Common Stock, $.0001 par value, and two Warrants(2)	23,000,000 Units	$6.00	$138,000,000	$14,766.00

Shares of Common Stock included as part of the units(2)	23,000,000 Shares	—	—	—(3)

Warrants included as part of the units(2)(4)	46,000,000 Warrants	—	—	—(3)

Shares of Common Stock underlying the Warrants included in the units(4)	46,000,000 Shares	$5.00	$230,000,000	$24,610.00

Underwriters’ Purchase Option (“Option”)	1 Unit	$100.00	$100	$0.00

Units underlying the Option (“Underwriters’ Units”)(4)	1,000,000 Units	$7.50	$7,500,000	$802.50

Shares of Common Stock included as part of the Underwriters’ Units(4)	1,000,000 Shares	—	—	—(3)

Warrants included as part of the Underwriters’ Units(4)	2,000,000 Warrants	—	—	—(3)

Shares of Common Stock underlying Warrants included in the Underwriters’ Units(4)	2,000,000 Shares	$6.25	$12,500,000	$1,337.50

Total			$388,000,000	$41,516.00

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 3,000,000 units and 3,000,000 shares of Common Stock and 6,000,000 Warrants underlying such units which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER      , 2005
PROSPECTUS
$120,000,000
NAVITAS INTERNATIONAL CORPORATION
20,000,000 units
        Navitas International Corporation is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in India. Our efforts in identifying prospective target businesses will be focused primarily on product companies in industries that we believe are well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure.
      This is an initial public offering of our securities. Each unit that we are offering consists of:

•	one share of our common stock; and

•	two warrants.
      Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or                     , 200     , and will expire on                     , 200     , or earlier upon redemption.
      We have granted the underwriters a 45-day option to purchase up to 3,000,000 additional units solely to cover over-allotments, if any (over and above the 20,000,000 units referred to above). The over-allotment will be used only to cover the underwriters’ short position resulting from the initial distribution. We have agreed to sell to FTN Midwest Securities Corp., the representative of the underwriters, and Adams Harkness, for $100, as additional compensation, an option to purchase up to 1,000,000 units at a price of $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by the prospectus except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at $6.25. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.
      There is presently no public market for our units, common stock or warrants. We anticipate that our units will be quoted on the OTC Bulletin Board under the symbol                     on or promptly after the date of this prospectus. The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will begin separate trading on the earlier to occur of the expiration of the underwriters’ option to purchase up to 3,000,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option. For more information see “Description of Securities — Units.” Once the securities comprising the units begin separate trading, we anticipate that the common stock and warrants will be quoted on the OTC Bulletin Board under the symbols                    and                     , respectively. We cannot assure you that our securities will be or will continue to be quoted on the OTC Bulletin Board.
      Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

		Underwriting
	Public	Discount and	Proceeds, Before
	Offering Price	Commission(1)(2)	Expenses, to Us

Per unit	$6.00	$.48	$5.52
Total	$120,000,000	$9,600,000	$110,400,000

(1)	Of the net proceeds we receive from this offering, $107,094,184 ($5.35 per unit) will be deposited into a trust account at JPMorgan Chase maintained by Continental Stock Transfer & Trust Company acting as trustee.

(2)	Includes the Underwriters’ non-accountable expense allowance of 1%.
      We are offering the units for sale on a firm-commitment basis. FTN Midwest Securities Corp. expects to deliver our securities to investors in the offering on or about                     , 200     .

FTN Midwest Securities Corp.	Adams Harkness
[                    ], 200

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.
      This prospectus contains forward-looking statements that involve substantial risks and uncertainties as they are not based on historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which apply only as of the date of this prospectus.

PROSPECTUS SUMMARY
      This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements, and the related notes and schedules thereto. Unless otherwise stated in this prospectus, references to “we,” “us,” “our” or the “Company” refer to Navitas International Corporation. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option.
      Unless otherwise noted, the term “business combination” as used in this prospectus means an acquisition of, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business. In addition, the term “existing stockholders” as used in this prospectus refers to the persons who held shares of our common stock immediately prior to the date of this prospectus. Further, the term “public stockholder” as used in this prospectus refers to those persons other than our existing stockholders who purchase shares of our common stock either in this offering or afterwards.
      We are a blank check company organized under the laws of the State of Delaware on November 14, 2005. We were formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses in India. Our efforts in identifying prospective target businesses will be focused primarily on product companies in industries that we believe are well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure. We will target businesses expected to grow at a faster rate than the Indian Gross Domestic Product (GDP). Examples of some of these businesses include the energy, water and transportation sectors. Specifically, we will target middle market companies that develop, manufacture and sell products to support the expanding Indian infrastructure in these sectors and whose products, we believe, are necessary to sustain the continued growth of these sectors. We believe that the ability of a target company, with our investment, to compete more effectively in such a growing and expanding economy would be beneficial to our stockholders.
      Through the members of our management team and directors we have extensive contacts and sources from which to generate acquisition opportunities in India. These contacts and sources include senior executives, private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants. Our management team intends to use its operating and transaction experience to find and evaluate potential target companies and to maintain and build on the relationships that they have developed through their years of experience in the United States and Indian business arenas.
      The Indian economy is one of the largest and fastest growing economies in the world. Independent analyses conducted by the United States government, the United Nations, the World Bank and projections by the Indian government indicate that India’s economy can expect an annual average GDP growth of over 7% for several years. Increased domestic consumption, a key element in sustained and broad-based GDP growth, is being driven by favorable population demographics, its demand for goods and services and new policies of the Indian government. These trends are the impetus for the massive ongoing development of India’s infrastructure and its resulting growth, which will continue for the next several years. According to the United Nations Population Division, over 50% of the population of India is below the age of 25. This demographic sector coupled with a growing middle class of 300 million people across urban and rural areas has created unprecedented demand for goods. Projected growth in urbanization of over 20% over the next decade and rising levels of disposable income of the rural population have created significant needs for both urban and de-centralized infrastructure development. Population demographic trends are reflected in the retail sector and industrial output. According to the Wall Street Journal (July 8, 2005), the Indian retail sector is expected to grow at 11% compounded annual growth rate (CAGR) over the next five years. Industrial output growth figures across different sectors range from 7% to 13% (Reuters, November 11, 2005). These factors create opportunities for businesses whose products are required for or will be in demand as a result of infrastructure development.

      While we may seek to effect business combinations with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value is, either individually or collectively, at least equal to 80% of our net assets at the time of such acquisition.
      To date, we have not selected any target business. None of our officers, directors or promoters, and no other affiliate of the Company, has had any preliminary contact or discussion with any representative of any other company regarding the possibility of a business combination between us and such other company.
      We are a Delaware corporation that was formed on November 14, 2005. Our executive offices are located at 4 Dublin Circle, Burlington, MA 01803, and our telephone number is 617-721-8295.

THE OFFERING
      In making your decision whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, and that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended. Therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Securities Offered:	20,000,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants.

The units will begin trading on or promptly after the date of this prospectus. The common stock and warrants will begin separate trading on the earlier to occur of the expiration of the underwriters’ option to purchase up to 3,000,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option. In no event will FTN Midwest Securities Corp. or Adams Harkness allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K with the Securities and Exchange Commission, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place within four business days after the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. In addition, the Company will file a subsequent Current Report on Form 8-K in the event a material portion of the over-allotment option is exercised subsequent to the filing of the Company’s initial Current Report on Form 8-K. For more information, see “Description of Securities — Units.”

Common Stock:

Number of shares outstanding before this offering:	5,000,000 shares

Number of shares to be outstanding after this offering:	25,000,000 shares, or 28,000,000 shares if the underwriters’ over-allotment is exercised in full.

Warrants:

Number of warrants outstanding before this offering:	0 warrants

Number of warrants to be outstanding after this offering:	40,000,000 warrants, or 46,000,000 if the underwriters’ over-allotment option is exercised in full.

Exercisability:	Each warrant is exercisable for one share of common stock.

Exercise price:	$5.00

Exercise period:	The warrants will become exercisable on the later of:

• the completion of a business combination on terms as described in this prospectus; or

• , 200 .

The warrants will expire at 5:00 p.m., New York City time, on , 2009, or earlier upon redemption.

Redemption:	We may redeem the outstanding warrants:

• in whole and not in part;

• at a price of $ .01 per warrant at any time after the warrants become exercisable;

• upon a minimum of 30 days’ prior written notice of redemption; and

• if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our securities:

Units:

Common Stock:

Warrants:

Offering proceeds to be held in trust:	$107,094,184 of the proceeds of this offering ($5.35 per unit sold) will be placed in a trust account at JPMorgan Chase maintained by Continental Stock Transfer & Trust Company acting as trustee, pursuant to an agreement to be signed on the date of this prospectus (and in the event the units are registered for sale or resale in Colorado, pursuant to Section 11-51-302(6) of the Colorado Revised Statutes). These proceeds will not be released until the earlier of (i) the completion of a business combination on the terms described in this prospectus or (ii) our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses that we may incur related to the investigation and selection of a target business and the negotiation of an agreement to effect a business combination. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $2,800,000 after the payment of the expenses relating to this offering).

None of the warrants may be exercised until after the consummation of a business combination. Thus, proceeds from the exercise of the warrants will be paid directly to us; those proceeds will not be held in trust. For more information, see “Description of Securities — Warrants.”

The stockholders must approve the initial business combination:	We will seek stockholder approval before we effect our initial business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders. We will proceed with the initial business combination only if the following two conditions are met: (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and (ii) public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights described below. For more information, see “Proposed Business — Effecting a Business Combination — Opportunity for stockholder approval of business combination.”

Conversion rights for stockholders voting to reject a business combination:	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account (net of taxes payable), if the business combination is approved and consummated. Our existing stockholders cannot convert their stock into a pro rata share of the trust account under these circumstances, because they have agreed to vote their stock in the same way as the majority of the shares of common stock voted by the public stockholders. Public stockholders who convert their stock will retain any warrants they hold. For more information, see “Proposed Business — Effecting a Business Combination — Conversion rights.”

Liquidation if no business combination:	We will dissolve and promptly distribute only to our public stockholders the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to the shares of common stock owned by them immediately prior to this offering. For more information, see “Proposed Business — Effecting a Business Combination — Liquidation if no business combination.”

Escrow of existing stockholder shares:	On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company acting as escrow agent. These shares will not be transferable while held in escrow and will not be released from escrow until the closing of a business combination according to a graduated release schedule. One-third of the shares owned by the existing stockholders will be released from escrow at the time of the consummation of the business combination, one-third will be released from escrow six months after the business combination and on the first anniversary of the closing of the business combination, the remaining one-third will be released. For more information, see “Principal Stockholders.”

Audit Committee to monitor compliance:	We intend to establish and maintain an audit committee composed entirely of independent directors to, among other things, monitor compliance on a quarterly basis with the terms described above and the other terms relating to this offering. If any noncompliance is identified, then the audit committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. For more information, see the section entitled “Management — Audit Committee.”

SUMMARY FINANCIAL DATA
      The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements, and the related notes and schedules thereto, which are included in this prospectus. To date, our efforts have been limited to organizational activities, so only balance sheet data is presented. All numbers are rounded to the nearest whole number.

	December 16, 2005

	Actual	As Adjusted

Balance Sheet Data:
Working capital/(deficiency)	$340	$109,894,524
Total assets	11,660	109,894,524
Total liabilities	5,660
Value of common stock that may be converted to cash ($107,094,184 × 19.99% per share)		21,408,127
Stockholders’ equity	6,000	88,486,397
      The “as adjusted” information gives effect to the sale of the units we are offering including the application of the estimated gross proceeds and the payment of the estimated remaining offering expenses.
      The working capital (as adjusted) and total assets (as adjusted) amounts include the $107,094,184 being held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account will be distributed solely to our public stockholders.
      We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurs, we would be required to convert to cash up to approximately 19.99% of the 20,000,000 shares of common stock sold in this offering, or 3,998,000 shares of common stock, at an initial per-share conversion price of $5.35, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to the amount in the trust account, including all earned interest (net of taxes payable), as of two business days prior to the proposed consummation of the business combination, divided by the number of shares of common stock sold in the offering.

RISK FACTORS
      An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following risks occur, our business, financial condition and results of operations may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Additional risks not currently known to us, or that we deem immaterial, may also harm us or affect your investment.
Risks associated with our Business

We are a development stage company with no operating history and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.
      We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective. We do not have any specific merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. We cannot assure you as to when or if a business combination will occur.

We may not be able to consummate a business combination within the required time frame, in which case, we would be forced to liquidate.
      We must complete a business combination with a fair market value of at least 80% of our net assets at the time of acquisition within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we fail to consummate a business combination within the required time frame, we will be forced to liquidate our assets. We may not be able to find a suitable target business within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation for a business combination. We do not have any specific merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.
      Based upon publicly available information as of December 13, 2005, we have identified approximately 39 similarly structured blank check companies which have gone public since August 2003, of which three have actually completed a business combination. As of such date, the remaining 36 blank check companies have more than $1.8 billion in trust and are seeking to complete business combinations. Of these companies, five have announced that they have entered into definitive agreements for business combinations but not yet consummated these transactions. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of the blank check companies must complete their respective business combinations in specific industries, a significant number of them may consummate their business combinations in any industry they choose or have very broad definitions of the industries they will target.

Therefore, we may be subject to competition from these and other companies seeking to consummate a business combination. We cannot assure you that we will be able to successfully compete for an attractive business combination. In addition, because of this competition, we cannot assure you that we will be able to effectuate an initial transaction within the required time period. Further, the fact that only three of such companies have completed a business combination and only five of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive targets available to such entities or that many targets are not inclined to enter into a transaction with a blank check company. Moreover, we will also compete with private equity funds, financial institutions and numerous other buyers for potential acquisitions. If we are unable to consummate an initial transaction within the prescribed time period, we will be forced to liquidate.
If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust account, and our warrants will expire worthless.
      If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation value will be less than $6.00 because of the expenses related to this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, the warrants will expire worthless if we liquidate before the completion of a business combination.
If you vote in favor of a business combination and such business combination is approved and consummated, a portion of your initial investment held in the trust account may be used to pay stockholders who voted against the business combination and exercised their redemption rights.
      In the event a business combination is approved and consummated, stockholders who have voted against the business combination and exercised their redemption rights will be entitled to receive an amount equal to the amount in the trust account (including any interest earned, net of taxes payable) divided by the total number of shares issued pursuant to this offering, or approximately $5.35. The balance will be paid from proceeds held in the trust account and will therefore not be available to fund either the business combination or our future operations. Investors who choose to remain as stockholders and do not exercise their redemption rights will have assumed the entire cost of the offering, including the underwriters’ discount.
You will not be entitled to protections normally afforded to investors of blank check companies under federal securities laws.
      Since the net proceeds of this offering are intended to be used to complete a business combination with one or more operating businesses that have not been identified, we may be deemed to be a “blank check” company under the federal securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering, including an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC, to protect investors of blank check companies according to Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradeable and we have a longer period of time within which to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Proposed Business — Comparison to Offerings of Blank Check Companies” below.
If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $5.35 per share.
      The placing of funds from this offer in trust may not protect those funds from third party claims against us. We will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. There is no guarantee that these entities will execute such agreements, nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Neither our initial stockholders, nor any of our directors or others will agree to be personally liable for, or to indemnify us against these liabilities. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $5.35, plus interest (net of taxes payable), due to claims of such creditors.
Because we have not currently selected any prospective target businesses with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of any particular target business’ operations.
      Since we have not yet identified any prospective target businesses, investors in this offering have no current basis to evaluate the possible merits or risks of any particular target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors, or that we will have adequate time to complete due diligence. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in any particular target business. For a more complete discussion of our selection of target businesses, see “Proposed Business — Effecting a Business Combination — We have not identified any target businesses.”
We may issue shares of our capital stock, including through convertible debt securities, to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.
      Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering, there will be 32,000,000 (or 23,000,000 in the event the underwriters exercise the over-allotment) authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue any securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities:

•	may significantly reduce the equity interest of investors in this offering;

•	may provide greater rights to the holders of preferred stock than to the rights of the holders of common stock;

•	may cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.
      For a more complete discussion of the possible structure of a business combination, see “Proposed Business — Effecting a Business Combination — Selection of a target business and structuring of a business combination.”

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition.
      Although we have no commitments as of the date of this offering to issue any notes or other debt securities, or to otherwise incur outstanding debt, we may choose to incur substantial debt to complete a business combination. The incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating earnings after a business combination are insufficient to pay our debt obligations;

•	may cause an acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt agreements, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	may create an obligation to immediately repay all principal and earned interest, if any, upon demand to the extent any debts are payable on demand; and

•	may hinder our ability to obtain additional financing, if necessary, to the extent any debt agreements contain covenants restricting our ability to obtain additional financing while such debt is outstanding, or to the extent our existing leverage discourages other potential investors.
Our ability to successfully effect a business combination and to be successful afterwards will be completely dependent upon the efforts of our key personnel, some of whom may join us following a business combination and may be unfamiliar with the requirements of operating a public company, which may adversely affect our operations.
      Our ability to successfully effect a business combination will be completely dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination cannot presently be fully ascertained. Specifically, the members of our current management are not obligated to remain with us subsequent to a business combination, and we cannot assure you that the resignation or retention of our current management will be included as a term or condition in any agreement with respect to a business combination. We expect one or more members of our current management to serve on our board of directors and to be involved in day-to-day operations following a business combination, subject to the specific needs of the company and continued election by the stockholders. Depending on the company, we might employ other personnel following the business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations.
      In addition, our independent directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. This could have a negative impact on our ability to consummate a business combination. Subsequent to the consummation of this offering, our executive officers will commit their full time to our affairs. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Certain Relationships and Related Transactions.”
Because all of our directors own shares of our securities that will not participate in liquidation distributions, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.
      All of our directors own shares of common stock in our company which were issued prior to this offering, but have waived their right to receive distributions with respect to those shares upon our liquidation if we are unable to complete a business combination. The shares owned by these directors will be worthless if we do not consummate a business combination. The personal and financial interests of these directors may influence their motivation in identifying and selecting a target business and completing a business combination in a timely manner. Consequently, these directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.
If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.
      If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.
      If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.
We may only be able to complete the initial business combination, which may cause us to be solely dependent on a single business and a limited number of products permanently or for an extended period.
      It is probable that our initial business combination will be with a single target business, which may cause us to be solely dependent on a single business and a limited number of products.
      Our initial business combination must be with a business or businesses with a collective fair market value of at least 80% of our net assets at the time of such acquisition. We may not be able to acquire more than one target business because of various factors, including possible complex accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and closings with multiple target businesses. In addition, we would also be exposed to the risk that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied, bringing the fair market value of the initial business combination below the required fair market value of 80% threshold of our net assets. Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if deciding between one target business meeting such 80% threshold and comparable multiple target business candidates collectively meeting the 80% threshold. Consequently, it is probable that, unless the purchase price consists substantially of our equity, we will have the ability to complete only the initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of processes or products.

      In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.
Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.
      We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, together with additional financing if available, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the consummation of a transaction;

•	our obligation to convert into cash certain shares of common stock in the event a business combination is consummated and public stockholders owning less than 20% of the shares sold in this offering vote against such business combination and exercise their conversion rights may reduce the resources available for a business combination; and

•	our outstanding warrants and the purchase option granted to FTN Midwest Securities Corp. and Adams Harkness, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.
We may have insufficient resources to cover our operating expenses and the expenses of consummating a business combination.
      We have reserved approximately $2,800,000 from the proceeds of this offering to cover our operating expenses for the next 24 months and to cover the expenses incurred in connection with a business combination. This amount is based on management’s estimates of the costs needed to fund our operations for the next 24 months and consummate a business combination. Those estimates may prove inaccurate, especially if a portion of the available proceeds is used to make a down payment or pay exclusivity or similar fees in connection with a business combination or if we expend a significant portion of the available proceeds in pursuit of a business combination that is not consummated. If we do not have sufficient proceeds available to fund our expenses, we may be forced to obtain additional financing, either from our management or the existing stockholders or from third parties. We may not be able to obtain additional financing and our existing stockholders and management are not obligated to provide any additional financing. If we do not have sufficient proceeds and cannot find additional financing when needed to consummate a particular business combination, we would be compelled to restructure or abandon that particular business combination or seek alternate target businesses, and eventually may be forced to liquidate prior to consummating a business combination. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business.

Our existing stockholders control a substantial interest in us and thus may influence certain actions requiring stockholder vote.
      Upon consummation of our offering, our existing stockholders will collectively own approximately 20% of our issued and outstanding shares of common stock. The existing stockholders are precluded from purchasing our stock in this offering and are precluded from acquiring stock until the consummation of the business combination. In addition, after the closing of a business combination, a portion of the existing stockholders’ shares owned prior to our offering will be continued to be held in escrow.
      In connection with the vote required for our initial business combination, our initial stockholders have agreed to vote all of the shares of common stock owned by them immediately before this offering in the same way as the holders of the majority of the shares sold to the public in the offering.
      It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination.
Our amended and restated certificate of incorporation and by-laws contain certain provisions that may make it more difficult, expensive or otherwise discourage, a tender offer or a change in control or takeover attempt by a third party, even if such a transaction would be beneficial to our stockholders.
      The existence of certain provisions in our amended and restated certificate of incorporation and by-laws may have a negative impact on the price of our common stock by discouraging a third party from purchasing our common stock. These provisions could also have the effect of discouraging a third party from pursuing a non-negotiated takeover of our company and preventing certain changes of control. In addition to our staggered board, our by-laws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the board of directors at a stockholders meeting must give notice of any proposals or nominations within a specified time frame. Our by-laws also limit the ability of stockholders to remove directors, call stockholders meetings and act by written consent and provide that vacancies of the board of directors may only be filled by a majority of the remaining directors. For a complete discussion of these provisions, see the section below entitled “Description of Securities — Restrictive Provisions of our Amended and Restated Certificate of Incorporation and By-Laws.”
Our existing stockholders paid approximately $0.001 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.
      The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 29.83% or $1.79 per share (the difference between the pro forma net tangible book value per share of $4.21 and the initial offering price of $6.00 per unit).
Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.
      In connection with this offering, as part of the units, we will be issuing warrants to purchase 40,000,000 shares of common stock. In addition, we have agreed to sell to FTN Midwest Securities Corp. and Adams Harkness one option to purchase up to a total of 1,000,000 units that, if exercised, would result in the issuance to purchase an additional 3,000,000 shares of common stock. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of a target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, you will experience dilution to your holdings.
If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.
      Our existing stockholders are entitled to demand that we register the resale of their shares of common stock in certain circumstances. For more information, see “Certain Relationships and Related Transactions — Prior Share Issuances.” If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 5,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading price of our common stock.
We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.
      Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by the National Association of Securities Dealers, Inc., or NASD, but not included in the Nasdaq Stock Market. We cannot assure you that our securities will be or will continue to be quoted on the OTC Bulletin Board. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange. Lack of liquidity may limit the price at which you may be able to sell our securities or your ability to sell our securities at all.
There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.
      There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest in our securities. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
      Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.
      If we are deemed to be an investment company under the Investment Company Act of 1940, as amended, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete a business combination.
      In addition, we may have burdensome requirements imposed upon us, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
      We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940, as amended. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940, as amended. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not provided for.
Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and accordingly, actions taken and expenses incurred by our officers and directors on our behalf will generally not be subject to “independent” review.
      Each of our directors owns shares of our common stock and, although no compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these reasonable out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent that such expenses exceed the available proceeds not deposited in the trust fund, such out-of-pocket expenses would not be reimbursed by us unless we complete a business combination. As a result none of our directors may be deemed “independent” pursuant to the policies of the North American Securities Administration Association, Inc., and we may generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will be so. If actions are taken, or expenses are incurred that are not in our best interests, they could have a material adverse effect on our business and operations and the price of our shares.
Because our existing stockholders’ initial equity investment was only $6,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.
      Pursuant to the Statement of Policy Regarding Promoters’ Equity Investment promulgated by the North American Securities Administrators Association, Inc., any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not exceed: (i) 10% of the first $1,000,000, (ii) 7% of the next $500,000, (iii) 5% of the next $500,000, and (iv) 2.5% of the balance over $2,000,000, in each case of the aggregate public offering price. The initial investment of $6,000 of our existing stockholders, certain of whom may be deemed “promoters”, is less than the required minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the existing stockholders may not adequately protect investors.
Risks Associated with primary operations in India
A significant change in the Indian government’s economic liberalization and deregulation policies may make it more difficult to consummate a business combination or cause potential target businesses or their goods and services to become less attractive.
      Since mid-1991, according to recent media reports, successive Indian governments have committed themselves to implementing an economic structural reform program with the objective of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector and placing greater reliance on market mechanisms to direct economic activity. A significant component of the program is the promotion of foreign investment in key areas of the economy and the further development of and the relaxation of restrictions in the private sector. While the government’s policies have resulted in improved economic performance, there can be no assurance that this performance will be sustained. Moreover, there can be no assurance that these economic reforms will persist, and that any newly elected government will continue the program of economic liberalization of previous governments. Any changes that may adversely affect Indian laws and policies with respect to foreign investment and currency exchange may make it more difficult for us to consummate a business combination.
Regional hostilities, terrorist attacks or social unrest in some parts of India may cause potential target businesses to become less attractive.
      Religious and border disputes persist in India. Moreover, India has from time to time experienced civil unrest and hostilities with neighboring countries such as Pakistan. Notwithstanding recently improved relations between the two countries, the longstanding dispute with Pakistan over the border Indian state of Jammu and Kashmir remains unresolved. India has also experienced terrorist attacks in some parts of the country. If the Indian government is unable to control the violence and disruption associated with these tensions, the results could destabilize the economy and, consequently, it could cause potential target businesses to become less attractive.
Indian law may limit the ability of our target business to raise capital outside India and may limit the ability of others to acquire our target business, which could prevent us from operating our business or entering into a transaction that is in the best interests of our stockholders.
      Based on the most recent guide to Foreign Direct Investment (FDI) produced by the Ministry of Commerce and Industry of the Government of India (November 2005), we believe generally that the sectors and industries we will be interested in allow up to 100% FDI. However, we cannot be certain that a particular acquisition that we may target will not be subjected to FDI restriction or restrictions related to ownership control. Additionally, the transaction that we may enter into may additionally require approval from the Government of India or regulatory bodies and these approvals may not always be granted or granted in a timely manner. Current government policies and regulations generally encourage the raising of capital from overseas sources. However, any change in Indian laws or policies may constrain the ability of our target business to raise capital outside of India through the issuance of equity or convertible debt securities. Such constraints will limit the ability of the target business and an entity post-business combination to seek and obtain additional investment by non-Indian investors.

Exchange controls in India may limit our ability to utilize our cash flow effectively following a business combination.
      Following a business combination, we will be subject to India’s rules and regulations on currency conversion. In India, the Foreign Exchange Management Act, or FEMA, regulates the conversion of the Indian rupee into foreign currencies. Companies subject to FEMA are permitted to operate in India without any special restrictions, effectively placing them on par with wholly Indian owned companies. However, we cannot assure you that the Indian authorities will eliminate or continue to relax foreign currency restrictions. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the repatriation of dividends to our stockholders or to fund operations or acquisitions we may seek to do outside of India.
Because some of our directors reside outside the United States and a substantial portion of their assets are located outside the United States, there is a risk that service of process, enforcement of judgments and bringing of original actions and other civil liabilities against them will be more difficult.
      Some of our directors are residents of jurisdictions outside the United States, principally in India, and a substantial portion of the assets of these directors is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these persons so that you may enforce judgments of American courts against them based on the civil liability provisions of the U.S. federal securities laws. In addition, you may have difficulty bringing an original action in an Indian court or any other foreign court to enforce liabilities against any person based on U.S. federal securities laws.
Tax implications of the business combination may not be favorable.
      While we will make reasonable efforts using competent tax advisors to structure the transaction, we cannot be certain that we will not incur unfavorable tax consequences unique to India. The United States and India have a tax treaty and we intend to avail ourselves of the provisions contained therein to minimize the taxes. However, there is no assurance that the provisions of a tax treaty between India and the United States will always provide the most favorable tax treatment.
India has different corporate disclosure, governance and regulatory requirements than those in the United States which may make it more difficult or complex to consummate a business combination.
      Companies in India are subject to accounting, auditing, regulatory and financial standards and requirements that differ, in some cases significantly, from those applicable to public companies in the United States, which may make it more difficult or complex to consummate a business combination. In particular, the assets and profits appearing on the financial statements of an Indian company may not reflect its financial position or results of operations in the way they would be reflected had such financial statements been prepared in accordance with U.S. GAAP. Moreover, companies in India are subject to a different regulatory scheme than United States companies with respect to such matters as insider trading rules, tender offer regulation, stockholder proxy requirements and the timely disclosure of information. Accordingly, appropriate adjustments to the financial statements of an Indian company may be required in order to appropriately determine the underlying valuation of the Indian company.
      Legal principles relating to corporate affairs and the validity of corporate procedures, directors’ fiduciary duties and liabilities and stockholders’ rights for Indian corporations may differ from those that may apply in the United States, which may make the consummation of a business combination with an Indian company more difficult than a business combination with a company based in the United States.
Compliance with the Sarbanes-Oxley Act of 2002 may limit our ability to find a suitable target company, and might require substantial financial and management resources of a target company.
      Section 404 of the Sarbanes-Oxley Act of 2002, together with related rules, require public companies to evaluate and report on their systems of internal controls. Upon becoming a public company, we will be subject to this requirement beginning with our Annual Report on Form 10-K for the year ending June 30, 2008. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act, together with related rules, also require our independent registered public accounting firm to report on management’s evaluation of our system of internal controls. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
Foreign currency fluctuations could cause a business combination to be more expensive.
      Because our business objective is to acquire one or more operating businesses with primary operations in India, changes in the U.S. dollar-Indian rupee exchange rate may affect our ability to achieve such an objective. If the U.S. dollar declines in value against the Indian rupee, any business combination will be more expensive and therefore more difficult to complete. Furthermore, we may incur costs in connection with conversions between U.S. dollars and Indian rupees, which may make it more difficult to consummate a business combination.
If political relations between the United States and India or between India and the United Nations weaken, it could make a target business’ operations less attractive.
      The relationship between the United States and India and the rest of the international community may change over time. Change in political conditions in India may lead to (i) less liberal or less business friendly investment policies by the government of India; or (ii) prevent us from exercising our rights as shareholders or stake holders in the target business or in directing or appointing the management of the target business. Change in political conditions in India may also lead to the implementation of an embargo or economic sanctions by the United States or other developed countries against Indian companies or companies doing business in India, which in turn could compel us to prematurely terminate our business arrangements, or sell our equity holdings at less than fair market value or prevent the repatriation of the sale proceeds from any termination or dissolution of our business arrangements or could prevent the target business from accessing the U.S. or other international markets for its products or services, thus affecting its and our profitability.
The sale of the shares of our target business may be subject to restrictions under Indian law, which may adversely impact the price of the shares of our target business or your ability to repatriate your proceeds from such sale.
      Under current Indian regulations and practice, the approval of the Reserve Bank of India (RBI) and if our target business is publicly traded in India, the Securities & Exchange Board of India (SEBI) may be required for the sale of shares of our target business. If the approvals are not granted or not granted in a timely fashion, it will impact our ability to consummate a business combination. Under currency exchange controls that are in effect in India, any approval granted by the RBI or SEBI will specify a limit on the price at which our shares may be transferred based on a specified formula, and a higher price per share may not be permitted. Additionally, stockholders who seek to convert the rupee proceeds from a sale of shares in India into foreign currency and repatriate that foreign currency from India will have to obtain RBI approval for each transaction unless sold through a stock exchange. We cannot assure you that any required approval from RBI and/or SEBI or any other government agency could be obtained on any particular terms or at all.

Delays in judicial dispute resolution.
      In the course of doing business in India, we may have to engage in business agreements and adhere to statutes governed by Indian laws. While India has a well functioning and independent judiciary, it suffers from the reputation of prolonged timeframes associated with dispute resolution. Even if we seek to enforce our rights through alternative dispute resolution or the courts of another country, we may be required to seek enforcement of an arbitral award or judgment in the Indian judiciary. In the course of our business activities, if recourse to the Indian judiciary is required, this can substantially impact our ability to consummate a business combination.
Because the Indian judiciary will determine the scope and enforcement under Indian law of almost all of our target business’ material agreements, we may be unable to enforce our rights inside and outside of India following a business combination.
      Indian law will govern almost all of our target business’ material agreements, some of which may be with Indian governmental agencies. A target business or businesses may not be able to enforce their material agreements and certain remedies may not be available outside of India.

FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “would,” “could,” “plan,” “will,” “may,” “intend,” “estimate,” “potential,” “continue” or similar expressions or the negative of these terms are intended to identify forward-looking statements.
      We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations and business strategy. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.
      Our forward-looking statements speak only as of the date they are made. Neither we nor any other person assumes responsibility for the future accuracy or completeness of these forward-looking statements. Except as required by applicable law, we have no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
      We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-	With Over-
	Allotment Option	Allotment Option

Gross proceeds	$120,000,000	$138,000,000
Offering expenses(1)
Underwriters’ discount (7% of gross proceeds)	8,400,000	9,660,000
Underwriting non-accountable expense allowance (1% of gross proceeds)	1,200,000	1,380,000
Legal fees and expenses (including blue sky services and expenses)	300,000	300,000
Miscellaneous expenses(2)	50,000	50,000
Printing and engraving expenses	50,000	50,000
Accounting fees and expenses	25,000	25,000
SEC registration fee	41,516	41,516
NASD registration fee	39,300	39,300
Net proceeds
Held in trust	107,094,184	123,439,184
Not held in trust	2,800,000	3,015,000

Total net proceeds	$109,894,184	$126,454,184

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$400,000	$400,000
Legal and accounting fees relating to SEC reporting obligations	100,000	100,000
Due Diligence and investigation of prospective target business	100,000	100,000
Working capital to cover miscellaneous expenses, stockholder notes payable, D&O insurance and reserves	2,200,000	2,415,000

Total	$2,800,000	$3,015,000

(1)	A portion of the offering expenses, including the SEC registration fee and the NASD filing fee of approximately $90,000 have been paid from the loans we received from our officers and directors described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(2)	Miscellaneous expenses include the reimbursement of our existing stockholders for out-of-pocket expenses incurred in connection with the offering.
      We intend to use the proceeds from the sale of the units to acquire one or more operating businesses in India. Our efforts in identifying prospective target businesses will be focused primarily on product companies in industries we believe are well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure.
      Of the net proceeds, $107,094,184 (or $123,439,184 if the underwriters’ over-allotment option is exercised in full) will be placed in a trust account at JPMorgan Chase maintained by Continental Stock Transfer & Trust Company acting as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance the operations of the target business.
      Depending on whether the underwriters’ over-allotment option is exercised, $2,800,000 or a maximum of $3,015,000 of the net proceeds will not be placed in trust and will be available for our use as general working capital. We intend to use the excess working capital for director and officer liability insurance premiums, with the balance being held in reserve for compensation of our officers, identification and due diligence of prospective target businesses as well as for reimbursement of any reasonable out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors, and may include engaging market research and valuation firms, as well as other third-party consultants. We believe that the excess working capital will be sufficient to cover the foregoing expenses.
      We may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business, which may include subsequent acquisitions.
      The net proceeds of this offering that are not immediately required for the purposes set forth above will be invested only in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, so that we are not deemed to be an investment company under the Investment Company Act of 1940, as amended. The interest income derived from investment of the net proceeds not held in trust during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.
      Upon the consummation of this offering, our officers will receive annual compensation as determined in the discretion and good faith judgment of the independent members of our board of directors. No compensation of any kind (including finders and consulting fees) will be paid to any of our independent directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders, officers, directors and their affiliates, will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Because the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.
      A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account, net of taxes payable) only in the event of our liquidation upon our failure to complete a business combination within 18 months after consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period) or if that public stockholder were to convert shares into cash in connection with a business combination which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.
      Our existing stockholders have made loans to us of approximately $90,000. These loans and the proceeds of the sale of shares to our existing stockholders were used to pay certain expenses of this offering, including the SEC registration fee of $41,516 and the NASD filing fee of $39,300. These loans will be repaid upon the consummation of this offering out of the net proceeds not placed in trust.

CAPITALIZATION
      The following table sets forth our capitalization at December 16, 2005, and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	December 16, 2005

	Actual
	(Audited)	As Adjusted

Notes payable to stockholders	$0	$0
Total debt

Common stock, $.0001 par value, 3,998,000 of which, respectively, are subject to conversion		21,408,127

Stockholders’ equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued and outstanding

Common stock, $.0001 par value, 100,000,000 shares authorized; 5,000,000 shares issued and outstanding; 16,002,000 shares issued and outstanding (excluding 3,998,000 shares which are subject to conversion), as adjusted	500	2,100
Additional paid-in capital	5,500	88,484,297
Deficit accumulated during the development stage

Total stockholders’ equity	6,000	88,486,397

Total capitalization	$6,000	$109,894,524

      If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon (net of taxes payable), as of two business days prior to the proposed consummation of a business combination, divided by the number of shares sold in this offering.
      Some of our initial stockholders have made loans to us of approximately $90,000, which were used to pay a portion of the expenses of the offering described in this prospectus, including $41,516 for the SEC registration fee and $39,300 for the NASD filing fee. These loans will be repaid upon the consummation of the offering out of net proceeds not placed in trust.

DILUTION
      The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.
      At December 16, 2005, our net tangible book value was approximately $340, or approximately $.0001 per share of common stock. After giving effect to the sale of 20,000,000 shares of common stock included in the units (but excluding shares underlying the warrants included in the units) and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 3,998,000 shares of common stock which may be converted into cash) at December 16, 2005 would have been approximately $88,492,057 or $4.21 per share, representing an immediate increase in net tangible book value of $4.21 per share to the existing stockholders and an immediate dilution of $1.79 per share or 29.83% to new investors not exercising their conversion rights.
      The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units (all numbers are rounded to the nearest whole cent):

Public offering price		$6.00
Net tangible book value before this offering	$—
Increase attributable to new investors	$4.21

Pro forma net tangible book value after this offering		$4.21

Dilution to new investors		$1.79

      Our pro forma net tangible book value after this offering has been reduced by approximately $1.79 because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account calculated as of two business days prior to the consummation of the proposed business combination, inclusive of any interest (net of taxes payable), divided by the number of shares sold in this offering (all numbers are rounded to the nearest whole cent).
      The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$340
Proceeds from this offering	109,894,184
Offering costs excluded from net tangible book value before this offering	5,660
Less: Proceeds held in trust subject to conversion to cash ($107,094,184 × 19.99%)	21,408,127

88,492,057
Denominator:
Shares of common stock outstanding prior to this offering	5,000,000
Shares of common stock included in the units offered	20,000,000
Less: Shares subject to conversion (20,000,000 × 19.99%)	3,998,000

21,002,000
      The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percentage	Amount	Percentage(1)	per Share

Existing stockholders	5,000,000	20%	$6,000	.005%	$0.001	(1)
New investors	20,000,000	80%	$120,000,000	99.995%	$6.00

Total	25,000,000	100%	$120,006,000	100%

(1)	Rounded to the nearest ten-thousandth.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      We are a blank check company organized under the laws of the State of Delaware on November 14, 2005. We were formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in India. Our efforts in identifying prospective target businesses will be focused primarily on product companies in industries that we believe are well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure. We do not have any specific merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination, future operations and/or acquisition.
      The issuance of additional capital stock, including upon conversion of any convertible debt securities we may issue, or the incurrence of debt could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.
      Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt securities, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and earned interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	our inability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.
      To date, our efforts have been limited to organizational activities. We have neither engaged in any operations nor generated any revenues to date.
      We estimate that the net proceeds from the sale of the units will be $109,894,184 (or $126,454,184 if the underwriters’ over-allotment is exercised in full), after deducting offering expenses of approximately $505,816 and underwriting discounts of approximately $9,600,000 (or $11,040,000 if the underwriters’ over-allotment option is exercised in full). Of this amount, $107,094,184 (or $123,439,184 if the underwriters’ over-allotment option is exercised in full) will be held in trust and the remaining $2,800,000 (or $3,015,000 if the underwriters’ over-allotment option is exercised in full) in either case will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire an operating business, including identifying and evaluating prospective acquisition candidates, selecting an operating business, and structuring, negotiating and consummating the business combination. However, we may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.
      We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate making the following expenditures:

•	approximately $400,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination;

•	approximately $100,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

•	approximately $100,000 of expenses for the due diligence and investigation of a target business; and

•	approximately $2,200,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $100,000 for director and officer liability insurance premiums.
      We do not believe we will need additional financing following this offering in order to meet the expenditures required for operating our business. However, we may need to obtain additional financing through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We may consummate such a financing in connection with the consummation of a business combination.
      We have also agreed to sell to FTN Midwest Securities Corp. and Adams Harkness, for $100, an option to purchase up to a total of 1,000,000 units, each consisting of one share of common stock and two warrants, at $7.50 per unit, commencing on the later of the consummation of a business combination and one year after the date of this prospectus and expiring four years after the date of this prospectus. The warrants underlying such units will have terms that are identical to those being issued in this offering, with the exception of the exercise price, which will be set at $6.25 per warrant. The purchase option may be transferred, in whole or in part, to any subsidiary or affiliate of FTN Midwest Securities Corp. and Adam Harkness, upon notice to us, or to any third-party transferee, subject to our consent. The purchase option will also contain a cashless exercise feature that allows the holder of the purchase option to receive units on a net exercise basis. In addition, the purchase option will provide for registration rights that will permit the holder of the purchase option to demand that a registration statement be filed with respect to all or any part of the securities underlying the purchase option within five years of the date of this prospectus. Further, the holder of the purchase option will be entitled to piggy-back registration rights in the event we undertake a subsequent registered offering within seven years of the date of this prospectus.

PROPOSED BUSINESS
Introduction
      We are a blank check company organized under the laws of the State of Delaware on November 14, 2005. We were formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in India. Our efforts in identifying prospective target businesses will be focused primarily on product companies in industries well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure. We will target businesses expected to grow at a faster rate than the Indian GDP. Examples of some these businesses include those in the energy, water and transportation sectors. Specifically, we will target middle market companies that develop, manufacture and sell products to support the expanding Indian infrastructure in these sectors and whose products, we believe, are necessary to sustain the continued growth of these sectors. We believe that the ability of a target company, with our investment, to compete more effectively in such a growing and expanding economy will be beneficial to our stockholders.
      The Indian economy is one of the largest and fastest growing economies in the world. Independent analyses conducted by the United States government, the United Nations, the World Bank and projections by the Indian government indicate that India’s economy can expect an annual average GDP growth of over 7% for several years. Increased domestic consumption, a key element in sustained and broad-based GDP growth, is being driven by favorable population demographics, its demand for goods and services and new policies of the Indian government. These trends are the impetus for the massive ongoing development of India’s infrastructure and its resulting growth, which will continue for the next several years.

Demographics
      According to the United Nations Population Division, over 50% of India’s population is below the age of 25. This demographic sector coupled with a growing middle class of 300 million people across urban and rural areas has created unprecedented demand for goods. The expected 20% increase in urbanization for the next decade and the rising level of disposable income among the rural population have created significant needs for both urban and de-centralized infrastructure development. Population demographic trends are reflected in the retail sector and industrial output. The Indian retail sector, according to a recent report (Wall Street Journal, July 8, 2005), is expected to grow at 11% CAGR, over the next five years. Industrial output growth figures (Reuters, November 11, 2005) across different sectors range from 7% to 13%. The number of cities of one million or more in population has risen from 21 in 1991 to 35 in 2001, and continues to rise (New York Times, December 7, 2005). These factors create opportunities for businesses whose products are required for or will be in demand as a result of infrastructure development.

Increased Demand
      Energy: India, already a net importer of energy, is facing severe conventional fuel resource constraints in the face of demand necessary to sustain over 7% GDP growth. Forecasts and analyses of data from the World Energy Council, Energy Information Agency of the United States Department of Energy and The Energy and Resources Institute, New Delhi, India indicate that India’s national demand for energy, expressed in Million Tons of Oil Equivalent (MTOE), is expected to rise from 319 MTOE in 2000 to 563 MTOE in 2006 and 724 MTOE in 2011. At current growth rates, it is expected that India will import 83% of its oil by 2010, and 65% of its natural gas by 2015. India has domestic installed power generation capacity of 120 GW (Gigawatts) compared to China’s approximate 400 GW. According to a recent report by McKinsey & Co. (Wall Street Journal, November 4, 2005), India needs to add 90 GW of power generation capacity over the next seven years to satisfy growing demand. The growth in energy demand coupled with increased imports and government encouragement of domestic sources of energy should present promising business opportunities in energy production and the creation of infrastructure for delivery of energy.

      Water: India’s water infrastructure faces significant challenges in the upcoming years. While India is home to 16% of the world population, it holds only 4% of the world’s fresh water supply. According to the Central Water Commission of the Government of India and Development Alternatives, a non-profit organization based in New Delhi, national demand for water is expected to grow from 634 Billion Cubic Meters (BCM) in 2000 to 813 BCM in 2010. At this rate, India will fall below the United Nations stress line for fresh water supply by 2010. Meanwhile, approximately 70% of urban wastewater discharge in India is untreated. This situation has created an enormous opportunity for products addressing these issues.
      Transportation: While demographics and large-scale road development within India have been the major drivers of increased vehicle ownership, there are additional consumer factors that are further driving growth in this sector. The increasing disposable income of the rural population, growing demand for a second vehicle in urban areas, coupled with improved access to affordable consumer finance have contributed to large-scale growth in this sector. Two of the biggest segments of the Indian automotive sector, two-wheeler and passenger cars, are growing at over 15% to 25% according to reports by the Automotive Components Manufacturers Association (ACMA) of India and the Financial Express (November 6, 2005). The overall transportation sector, as a result of strong domestic consumption and export opportunities due to a lower cost manufacturing base, is growing at approximately 15% CAGR according to the ACMA. The increase in the number of vehicles has also increased demand for fuel and the Indian government has enacted progressive policies such as mandatory blending of 5% ethanol with gasoline to stimulate growth in the bio-fuel and alternative fuel sectors. Thus, there are a variety of opportunities for companies to capitalize on this growing sector and its associated supply chain.

Government
      The Indian government recognizes that foreign investment is extremely important to the development of key industries, including energy, transportation and water, and has undertaken specific actions such as allowing automatic foreign direct investment up to 100% equity ownership and establishing the Foreign Investment Promotion Board to expedite the approval process for foreign direct investment (FDI) in those sectors that may require pre-approval. Under the 2005 FDI policy issued by the Indian government’s Ministry of Commerce, FDI of up to 100% equity ownership is allowed in electricity generation, transmission and distribution, mass rapid transportation systems and road transportation services. The Indian Ministry of Heavy Industry’s automobile policy provides for automatic approval of FDI of up to 100% equity ownership in the manufacture of automobiles and components. Although the Reserve Bank of India’s Master Circular dated July 5, 2005 is silent regarding investment in the water sector, it indicates that, for any sector or activity not specifically addressed therein, FDI of up to 100% equity ownership is allowed. However, the Indian government does not allow FDI in atomic energy.
      Most of the major economies of the world have signed the Kyoto Protocol, an international directive aimed at reducing greenhouse emissions and preventing global warming, and are working to shape their policies to remain compliant with the directive. India’s current status as a developing country under the Kyoto Protocol allows for more lenient pollution controls in comparison with many of the larger, Western economies. This has created an opportunity for Indian industries to sell their pollution credits to companies in countries with more stringent environmental policies. For example, the implementation of Euro III and IV vehicular emissions standards by 2010 in the Indian transport sector and the ability to sell carbon credits to countries obligated to reduce emissions under the current Kyoto Protocol has created new growth segments in India. As India’s economy grows, the country’s required pollution controls will likely increase due to both domestic demands for cleaner air and changes to the Kyoto Protocol. These controls will likely spur development of related technologies and products.
      Our efforts in identifying prospective target businesses will be focused primarily on product companies in industries well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure. While not limited to these types of companies, possible acquisitions could include companies involved in renewable energy, power distribution and transmission, energy storage, wastewater treatment, water purification, bottled water, desalination, bio-fuels and selected product companies in the automotive sector value chain.

Management Expertise
      We believe that our management’s strong combination of experience and contacts in India should attract well-positioned prospective acquisition candidates. Our management team brings both India-based senior executive experience as well as specific operational experience in managing manufacturing and product businesses. We believe that this will allow us to effectively assess target companies as well as manage target companies subsequent to a business combination. Our assessment of target companies will not only focus on due diligence efforts; we will also assess opportunities for growth through application of appropriate and best in class technologies as well as expansion opportunities into export markets. Our officers shall be employed full-time to conduct the affairs of the corporation and shall be primarily located in India until a business combination candidate has been identified and will continue to be in India for such timeframes as are necessary to consummate a business combination. Our officers and directors’ common stock is subject to an escrow agreement which restricts the sale of the stock based on a graduated schedule as of the completion of the business combination. Subject to the assessment of the needs of the target company and stockholder approval, our management team intends to remain actively involved in promoting the growth of the entity post-combination.
      Our management team will also bring the required legal, regulatory and transactional experience that will be critical to completing a business combination. Our India-based knowledge and experience with structuring acquisitions, ensuring all regulatory requirements are met and closing transactions will further bolster our ability to complete a business combination.
Effecting a Business Combination

General
      We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of these to effect a business combination involving an operating business in India focused primarily on product companies in industries that we believe are well positioned to grow as a result of the massive and ongoing development on the Indian infrastructure. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any business combination. A business combination may involve the acquisition of, or merger with, an operating business which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. We believe these include certain time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, a business combination may involve one or more companies which may be financially unstable or in their early stages of development or growth.

We have not identified any target businesses
      To date, we have not selected any target businesses. None of our officers, directors or promoters, and no other affiliate of the company have had any previous preliminary contact or discussion with any representative of any other company regarding the possibility of an acquisition or merger between us and such other company. Subject to the requirement that our initial business combination must be with one or more operating businesses with a collective fair market value of at least 80% of our net assets at the time of the acquisition or simultaneous acquisitions as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates in India, with our focus being primarily on product companies in industries well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target businesses with which we may ultimately complete a business combination.

Selection of a target business and structuring of a business combination
      Subject to the requirement that our initial business combination must be with one or more operating businesses with a collective fair market value of at least 80% of our net assets at the time of such acquisition or simultaneous acquisition, our management will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates in India, with our focus being primarily on product companies in industries that we believe are well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure. In evaluating prospective acquisition candidates, our management will likely consider, among other factors, the following:

•	financial condition, results of operation and repatriation regulations;

•	historical revenue growth;

•	growth potential;

•	earnings before interest, taxes, depreciation and amortization charges;

•	consistent operating margins;

•	experience and skill of management and availability of additional personnel;

•	nature of the customers and contracts;

•	stability and continuity in customer relationships;

•	backlog of orders;

•	capital requirements;

•	competitive position;

•	position within a sector and barriers to entry into other industries;

•	stage of development of the services, processes or products;

•	degree of current or potential market acceptance of the services, processes or products;

•	proprietary features and degree of intellectual property or other protection of the services, processes or products;

•	regulatory environment of the industry;

•	potential growth in government spending in the segment in which the target company operates;

•	potential compliance with U.S. GAAP, SEC regulations and Sarbanes-Oxley requirements; and

•	costs associated with effecting the business combination.
      These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination with an operating business will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating prospective target businesses, we intend to conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.
      We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target business and their stockholders, and our own stockholders. We cannot assure you, however, that the Internal Revenue Service, appropriate state or other tax authority will agree with our tax treatment of the business combination.
      The time and costs required to select and evaluate target businesses and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of prospective target businesses with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, our existing stockholders, directors, officers, and any entity with which they are affiliated, will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Fair market value of target business
      The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of our net assets at the time of such acquisition or simultaneous acquisitions. The fair market value of such business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business or businesses has a sufficient fair market value or if a conflict of interest exists with respect to such determination, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. However, we will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business or businesses has sufficient fair market value.

Possible lack of business diversification
      The net proceeds from this offering will provide us with approximately $109,894,184, which we may use to complete our initial business combination. We may have only the ability to complete our initial business combination with a single operating business, which may have a limited number of services or products. The resulting lack of diversification:

•	will result in our dependency upon the performance of a single operating business;

•	may result in our dependency upon the development or market acceptance of a single or limited number of services, processes or products; and

•	may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.
      We may not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry so as to diversify risks and offset losses. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target business we acquire.

Limited ability to evaluate the target business’ management
      Although we intend to closely scrutinize the management of prospective target businesses when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of our officers and directors, if any, in the target businesses cannot presently be stated with any certainty. We expect one or more members of our management to serve on our board of directors and be active in day-to-day operations following a business combination, subject to continued election by the stockholders and the needs of the target company. Depending on our needs, we may employ other personnel following the business combination. We may request continued representation of our management on the board of directors in our negotiation with a target company. We will consider a target company’s response to this request in determining whether the acquisition is in the best interest of our stockholders. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business acquired.
      Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination
      Prior to the completion of our initial business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business or businesses and certain required financial information regarding the business or businesses.
      In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote all of their shares of common stock in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights.

Conversion rights
      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Our existing stockholders will not have this right because they have agreed to vote their stock in accordance with the majority of the shares of common stock voted by the public stockholders. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination, and net of taxes payable), divided by the number of shares sold in this offering. Without taking into account any interest earned on the trust account, the initial per-share conversion price would be $5.35, or $0.65 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who are entitled to convert their shares and who elect conversion will be distributed promptly after completion of a business combination. We will not complete any business combination if public stockholders owning 20% or more of the shares sold in this offering both vote against a business combination and, subsequently, exercise their conversion rights.

Liquidation if no business combination
      If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes payable), plus any remaining net assets. Our existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination. There will be no distribution from the trust account with respect to our warrants.
      If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.35 or $0.65 less than the per-unit offering price of $6.00.
      If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.
      Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if a public stockholder seeks to convert his respective shares into cash upon a business combination which the public stockholder voted against and which is actually completed by us. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.
Amended and Restated Certificate of Incorporation
      Our amended and restated certificate of incorporation will set forth certain requirements and restrictions relating to this offering that will apply to us until the consummation of a business combination. Specifically, our amended and restated certificate of incorporation will provide, among other things, that:

•	upon consummation of this offering, a certain amount of the offering proceeds will be placed into the trust account, which proceeds may not be disbursed from the trust account except in connection with a business combination or thereafter, upon our liquidation or as otherwise permitted in the Amended and Restated Certificate of Incorporation;

•	prior to the consummation of a business combination, we will submit the business combination to our stockholders for approval;

•	we may consummate the business combination if approved and public stockholders owning less than 20% of the shares sold in this offering vote against the business combination and exercise their conversion rights;

•	if a business combination is approved and consummated, public stockholders who voted against the business combination may exercise their conversion rights and receive their pro rata share of the trust account;

•	if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public stockholders their pro rata share of the trust account inclusive of any interest; and

•	we may not consummate any other merger, acquisition, asset purchase or similar transaction prior to the business combination.
Competition
      In identifying, evaluating and selecting target businesses, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business on favorable terms.
      If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target businesses. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target business is in a high-growth industry.
Facilities
      We do not own any real estate or other physical properties materially important to our operation. Our headquarters are located at 4 Dublin Circle, Burlington, MA 01803. We believe that our office facilities are suitable and adequate for our business as it is presently conducted.
Employees
      We currently have four officers, of whom Vivek K. Soni and Parag G. Mehta are also members of our board of directors. We have no employees. Upon consummation of this offering, these individuals will serve as full-time employees in conducting the affairs of the corporation.
Periodic Reporting and Audited Financial Statements
      We will register our units, common stock and warrants under the Securities Exchange Act of 1934, and have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.
      We will not acquire the initial target business if audited financial statements based on United States GAAP cannot be obtained or generated for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the initial business combination. Our management believes that the requirement of having available audited financial statements for the target business provided to our stockholders will not materially limit the pool of potential target businesses available for acquisition.

Legal proceedings
      We are not involved in nor a party to any material legal proceedings.
Comparison to Offerings of Blank Check Companies
      The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$107,094,184 of the net offering proceeds will be deposited into a trust account located at JPMorgan Chase and maintained by Continental Stock Transfer & Trust Company acting as trustee.	$99,360,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $107,094,184 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business	The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of our net assets at the time of such acquisitions.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represents at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Trading of securities issued	The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will begin separate trading on the earlier to occur of the expiration of the underwriters’ option to purchase up to 3,000,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Current Report on Form 8-K. In addition, the Company will file a subsequent Current Report on Form 8-K in the event a material portion of the over-allotment option is exercised subsequent to the filing of the Company’s initial Current Report on Form 8-K.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A public stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a public stockholder who does not follow these procedures or a public stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post- effective amendment, to notify the company of his election to remain an investor. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT
Directors and Executive Officers
      Our current directors and executive officers are as follows:

Name	Age	Position

Vivek K. Soni	47	Chairman of the Board and Chief Technology Officer
Parag G. Mehta	43	President, Chief Executive Officer and Director
Hemang Dave	48	Director
N.L. Jain	61	Director
S. P. Kothari	48	Director
Michael D. Marvin	60	Director
Gaurav Gupta	32	Vice-President, Finance and Treasurer
Servjeet S. Bhachu	36	Vice-President, General Counsel and Secretary
      Vivek K. Soni has served as our Chairman & Chief Technology Officer since our inception in November, 2005. From 2001 to 2004, he was President, Corporate Technology Strategy and Services, at the Aditya Birla Group, an India based manufacturing and services conglomerate with operations within and outside India. Prior to joining the Aditya Birla Group, Dr. Soni was Director, Science & Technology, at Polaroid Corporation, where he worked from 1987 to 2001. Dr. Soni led the development of digital imaging products and various research and development groups focused on chemicals and materials. He was actively involved in key product development initiatives with domestic and international partners. Dr. Soni started his career in 1985 at Shell Development Company, a Royal Dutch/ Shell Group Company in Houston, TX, where he developed additives for automotive lubricants. He has served on the Board of Directors of the Community Art Center, a non-profit organization in Cambridge, MA, serving as President of its Board from December 2000 to November 2001. Dr. Soni received his Ph.D. from the University of Massachusetts, Amherst and a B.Tech. from the Indian Institute of Technology, New Delhi, India. He attended the Executive Development Program at the Kellogg School of Management at Northwestern University.
      Parag G. Mehta has served as our President & Chief Executive Officer since our inception in November, 2005. In 1999, Dr. Mehta co-founded Aprilis, Inc., a spin-off from Polaroid Corporation engaged in developing products for high-end optical data storage and forensic grade biometric security. Dr. Mehta helped capitalize Aprilis through multiple rounds of institutional financing and in sourcing the capital, negotiating the investment and structuring the largest transaction for the company. He was a member of its Board of Directors from February 1999 to December 2003, Vice President of Product Delivery from September 1999 to September 2000 (part time) and September 2000 to August 2004 (full time). From 1989 to 2000, Dr. Mehta worked at Polaroid Corporation, holding line and program management positions in Consumer Film Manufacturing, Holography and Central Research and Development divisions. His roles at Polaroid included research and development (R&D), logistics, new product commercialization, manufacturing, vendor management and worldwide customer interface. During his tenure with Polaroid’s R & D division, Dr. Mehta worked in the area of Light Emitting Diodes, an area of technology expected to play a role in development of energy efficient lighting products. In his managerial role at Polaroid, Dr. Mehta managed the sales and manufacturing of an automotive product line for a passenger vehicle manufactured by one of the Big Three US automobiles producers. In his last role at Polaroid, as the Manager of Supply Chain & Engineering in the Consumer Film division, he and his group managed manufacturing and quality of components from over twenty suppliers in the US, UK and the Netherlands. Dr. Mehta also serves on the Board of Advisors of Animatix Studios, Inc., a privately held 3-D animation company. He received his Ph.D. from Rensselaer Polytechnic Institute, Troy, NY and his M.S. from Indian Institute of Technology, Bombay, India.
      Hemang Dave has served as a director since December 2005. Currently Mr. Dave is Managing Director of Celerity Ventures, a private investment firm he co-founded in 1999, where he focuses on the

Asia/ Pacific region primarily targeting China and India, the energy sector and the precious metals sector. He served as the CEO and Chairman of THINQ Learning Solutions, Inc., a company he co-founded in 1999 and as Vice President of Strategic Alliances at Lotus Development Corporation from 1992 to 1995. From 1996 to 1997, he worked at CMGi, where he worked with five start-up Internet companies, including Engage Technologies, AdSmart and Navisite. As a corporate officer and the vice president of New Ventures at Polaroid from 1997 to 1998, he worked with Polaroid’s spin-out and divestment strategy. Early in his career, he held a number of executive positions at ComputerVision/ Prime Computer, Inc., including director of strategic alliances, workstation development and corporate education. He began his career at IBM Corporation in 1978 as a product development engineer and sales representative. He received his B.S. from University of Connecticut.
      N. L. Jain has served as a director since December, 2005. Mr. Jain was the Executive President of Indo Gulf Fertilizers Limited from 2000 to 2004. Under his leadership, Indo Gulf Fertilizers Limited was recognized as one of the 200 Best Small Global Companies for the year 2002 & 2003 (Best Under a Billion) by Forbes Magazine and Indo Gulf received the Deming application prize award in 2004. He has been a consultant for Indo Gulf Fertilizers Limited since September 2004. He has been associated with the Aditya Birla Group companies since 1971. Prior to joining Indo Gulf, he was Vice President of Finance at the pulp unit of Grasim Industries (an Aditya Birla Group company). Mr. Jain serves on the boards of Lucknow Finance Company Limited, an Indian Non-Banking Finance Company, Rosa Power Supply Company Limited, and Shaktiman Fertilisers Private Limited. Mr. Jain received his B.Com. from Udaipur University, India and is certified as a Chartered Accountant from the Institute of Chartered Accountants of India.
      S. P. Kothari has served as a director since December 2005. Professor Kothari is the Thomas Henry Carroll-Ford Visiting Professor of Business Administration, Harvard Business School and holds a permanent faculty appointment at the MIT Sloan School of Management, since 1999, where he is Head of the Department of Economics, Finance, and Accounting and Gordon Y Billard Professor of Management. Prior to joining MIT, he was a Professor at the University of Rochester between 1986 and 1999. Professor Kothari is an editor of the Journal of Accounting & Economics, an academic research journal. Professor Kothari served on the board of directors of Vicarious Visions, Inc. from 1998 to 2005. Currently he is an independent consultant with Charles River Associates International, a business, economics, and litigation-support consulting firm. Professor Kothari has served as a consultant for corporations, including U.S. and international banks, Australian television broadcast corporations, U.S. steel companies, E&Y, KPMG, PriceWaterhouseCoopers, and the U.S. Department of Justice. He received his PhD in Accounting from University of Iowa, MBA in Accounting & Finance from Indian Institute of Management, Ahmedabad, India, and B.E. from Birla Institute of Technology & Science, Pilani, India.
      Michael D. Marvin has served as a director since December 2005. From 1986 to 2002 Mr. Marvin served in the capacities of Founder, CEO and Chairman of MapInfo Corporation, a public company currently in its twentieth year of operation in 60 countries with products in 20 languages. Under his leadership, the company completed a public offering and entered the Chinese market. He currently serves as the Chairman Emeritus of MapInfo. From 1994 to 1998, Mr. Marvin served on the Board of the Directors of the company PSDI (now MRO Software) and during his term he was involved in PSDI’s public offering. From 2001 to 2005, Mr. Marvin served on the board of Geac Computer Ltd., a public company. From 1993 to 2002, Mr. Marvin was the founder and the Principal of Exponential Business Development Company, a venture capital firm, investing in technology companies in upstate New York. He has served on the Board of several private companies and five of his companies were later acquired. Prior to starting MapInfo Corporation in 1986, Mr. Marvin was the Business Director for Manufacturing and Technology Transfer at the Rensselaer Polytechnic Institute for four years. Since 1999, Mr. Marvin has been co-founder of the Business and Higher Education Roundtable, an organization comprised of 16 regional presidents of colleges and universities and many CEOs of Tech Valley companies and focused on providing leadership for economic growth in the Capital District of New York. Mr. Marvin received his B.S. at the University of Maryland and M.S. from the Graduate School of Industrial Administration at Carnegie-Mellon University.

      Gaurav Gupta has served as our Vice President, Finance & Treasurer since November 2005. Before joining us, from 2004 to 2005, Mr. Gupta worked at KPMG LLP, where he conducted commercial and financial due diligence. Mr. Gupta has also worked at Bearingpoint from 2002 to 2004 and Andersen Business Consulting, from 2001 to 2002. In both positions, he advised his clients on business strategy, process improvement, and financial matters. Before his career with consulting firms in 2001, Mr. Gupta conducted financial analysis at Leader Mortgage Bank, a large independent real estate mortgage finance company. Mr. Gupta received his MBA from Northeastern University, M.S. from Bentley College, and, B.Com. from Delhi University, India.
      Servjeet S. Bhachu has served as our Vice President, General Counsel & Secretary since November, 2005. From August 2000 to January 2005, he led the organizational and operational restructuring of the Field Case Management division of Concentra Integrated Services, Inc., a national health care cost containment organization. From 1995 to 2000, Mr. Bhachu led the corporate restructuring of the Presbyterian Church (U.S.A.) Foundation. The restructuring resulted in the creation of a subsidiary national trust bank and family of proprietary mutual funds (New Covenant Funds). Subsequent to the restructuring of the Foundation, he served as Acting General Counsel of the Foundation and New Covenant Trust Company from 1999 to 2000. Mr. Bhachu received his J.D. from Boston University School of Law and B.A. in Economics from Clark University.
      Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Hemang Dave and N.L. Jain will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of S.P. Kothari and Michael D. Marvin will expire at the second annual meeting. The term of office of the third class of directors, consisting of Vivek K. Soni and Parag G. Mehta, will expire at the third annual meeting. When G.N. Bajpai is elected to the board of directors, he will serve on the third class of directors.
      These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts and their transaction expertise should enable them to successfully identify and effect a business combination. However, we cannot assure you that they will, in fact, be able to do so.

Special Advisor
      G.N. Bajpai has served as a special advisor to the Company since December 2005. Our board of directors intend to elect him as a director of the Company upon the closing of this offering. Mr. Bajpai was the Chairman of Securities and Exchange Board of India (SEBI), the regulatory body in India which oversees all public capital markets, from February 2002 to February 2005. Prior to becoming Chairman of the SEBI, Mr. Bajpai spent thirty six years, including the last two as Chairman and CEO, at the Life Insurance Company of India (LIC). Mr. Bajpai also served as the Chairman of Corporate Governance Task Force of International Organization of Securities Commissions (IOSCO) from October 2003 to February 2005. Mr. Bajpai has served as the Non-Executive Chairman of National Stock Exchange of India, the third largest exchange in the world by number of trades and has served as a Board Member of many Indian companies, including ICICI Bank, General Insurance Corporation of India, Unit Trust of India, National Housing Bank, Indian Railways Finance Corporation, Indian International Insurance (Singapore) Ken India Ltd. (Kenya), Jindal Vijay Nagar Steel, Tata Chemicals, Thane Electric Supply Co. and Southern Switch Gears Ltd. Mr. Bajpai was recently awarded the Award for Outstanding Contribution to the Development of Finance conferred by CNBC Television Channel in January, 2005 and given by the Prime Minister of India, Dr. Manmohan Singh. He currently serves on the Board of Governors of Indian Institute of Management, Lucknow, India. Mr. Bajpai received a Masters in

Commerce (M.Com.) from University of Agra, India and his Bachelors in Law (LLB) from University of Indore, India.

Audit Committee
      Our board of directors intends to establish an Audit Committee, which will report to the board of directors. The Audit Committee will be responsible for meeting with our independent registered accounting firm regarding, among other issues, audits and adequacy of our accounting and control systems.
      In addition, the Audit Committee will monitor compliance on a quarterly basis with the terms of this offering. If any noncompliance is identified, then the Audit Committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. The Audit Committee is required to be composed entirely of at least three directors. All directors serving on the Audit Committee must be independent directors. For more information, see “Proposed Business — Amended and Restated Certificate of Incorporation.”
      No member of our board of directors is an “audit committee financial expert” as that term is defined under Item 401 of Regulation S-K of the Securities Exchange Act of 1934, as amended, but nonetheless, we believe the members are qualified to perform their duties.

Code of Ethics
      Prior to completion of this offering, we will adopt a code of ethics that applies to directors, officers and employees. A copy of the code of ethics will be filed as an exhibit to a subsequent amendment to the registration statement of which this prospectus forms a part.
Executive Officer and Director Compensation
      No executive officer has received any cash compensation for services rendered. After consummation of this offering, our officers shall become full-time employees. Our officers will receive annual compensation as determined in the discretion and good faith judgment of the independent members of our board of directors. Our existing stockholders, directors and officers will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses or fees by anyone other than our board of directors, which includes persons who may be entitled to reimbursement or a court of competent jurisdiction if such expenses are challenged. If all of our directors are not deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement or monitoring our compliance with the terms of this offering. In addition, because the role of our current management and directors subsequent to a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to our current management and directors after a business combination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Conflicts of Interest
      Investors should be aware of the following potential conflicts of interest:

•	None of our independent directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our independent directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Management.”

•	In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
      We will reimburse our existing stockholders, officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.
      After consummation of this offering, our officers will receive annual compensation as determined in the discretion and good faith judgment of the independent members of our board of directors. Other than the reimbursable out-of-pocket expenses payable to our directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing independent directors or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.
      All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from unaffiliated third parties. We will not enter into a transaction with an affiliated party unless the terms of such transaction are on terms no less favorable to us than would exist between us and an unaffiliated third party in an arms length transaction.

Prior Share Issuances
      On November 14, 2005, we issued an aggregate of 4,750,000 shares to Messrs. Soni, Mehta, Bajpai, Dave, Jain, Kothari, Gupta, Bhachu and Vega and, on December 2, 2005, we issued 250,000 shares of our common stock to Mr. Marvin for an aggregate of $6,000 in cash, at an average purchase price of approximately $.001 per share, as follows:

Name and Address of Beneficial Owner	Number of Shares	Relationship to Us

Vivek K. Soni	1,208,333	Chairman of the Board and Chief Technology Officer
Parag G. Mehta	1,208,333	President, Chief Executive Officer and Director
Hemang Dave	250,000	Director
N.L. Jain	250,000	Director
S.P. Kothari	250,000	Director
Michael D. Marvin	250,000	Director
Gaurav Gupta	604,167	Vice-President, Finance and Treasurer
Servjeet S. Bhachu	604,167	Vice-President, General Counsel and Secretary
G.N. Bajpai	250,000	Special Advisor
Julio E. Vega	125,000
All directors and officers as group	4,625,000
      Our board of directors neither anticipates nor plans to authorize a stock dividend prior to the consummation of this offering.
      The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date of the consummation of the business combination. The existing stockholder shares will be released from escrow upon the consummation of the business combination, according to a graduated schedule: one-third of shares at the time of the business combination, one-third of the shares six months after the business combination and the final one-third at the first anniversary of the business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the consummation of the business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
      The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination. In addition, in connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them in accordance with the majority of the shares of common stock voted by the public stockholders.

PRINCIPAL STOCKHOLDERS
      The following table sets forth information regarding the beneficial ownership of our common stock as of December 16, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming the following persons do not purchase units in this offering and there is no exercise of the underwriters’ over-allotment option), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Approximate
		Percentage of
		Outstanding
		Common Stock

	Amount and Nature of	Before	After
Name and Address of Beneficial Owner	Beneficial Ownership	Offering	Offering

Vivek K. Soni	1,208,333	24.17%	4.83%
Parag G. Mehta	1,208,333	24.17%	4.83%
Hemang Dave	250,000	5.00%	1.00%
N.L. Jain	250,000	5.00%	1.00%
S.P. Kothari	250,000	5.00%	1.00%
Michael D. Marvin	250,000	5.00%	1.00%
Gaurav Gupta	604,167	12.08%	2.42%
Servjeet S. Bhachu	604,167	12.08%	2.42%
G.N. Bajpai	250,000	5.00%	1.00%
Julio E. Vega	125,000	2.50%	.5%

All directors and officers as group	4,625,000	92.50%	18.50%
      Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own 20.0% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, other than approval of a business combination.
      All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company as escrow agent, until the earlier of:

•	up to three years following the date of this prospectus;

•	our liquidation; and

•	the consummation of a business combination, subject to a graduated release schedule described below.
      During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. The shares will be released from escrow pursuant to a graduated schedule upon the completion of the business combination, whereby one-third of the securities of our existing stockholders will be released from escrow upon the completion of the business combination, one-third will be released six months after the completion of the business combination and the final third will be released upon the first anniversary of the completion of the business combination. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds.
      In addition, in connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote all of their shares of common stock in accordance with the majority of the shares of common stock voted by the public stockholders.
      Messrs. Mehta and Soni may be deemed to be our “parent”, “founder”, and/or “promoter” as those terms are defined under the federal securities laws.
CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS
      Certain of our existing stockholders (Vivek K. Soni, Parag G. Mehta, Hemang Dave, S.P. Kothari, Michael D. Marvin, Gaurav Gupta and Servjeet S. Bhachu) have made loans to us of approximately $90,000 in the aggregate, which were used to pay a portion of the offering expenses described in “Use of Proceeds.” This loan is repayable upon the consummation of the offering out of the net proceeds not placed in trust on December 19, 2006, if the offering has not been completed by that date. The lenders of the loans do not have rights as initial stockholders to any of the funds in the trust account.
DESCRIPTION OF SECURITIES
General
      We are authorized to issue 100,000,000 shares of common stock, par value of $.0001 per share, and 1,000,000 shares of preferred stock, par value of $.0001 per share. As of the date of this prospectus, no shares of preferred stock are outstanding and 5,000,000 shares of common stock are outstanding, held by 10 recordholders.
Units
      Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will begin separate trading on the earlier to occur of the expiration of the underwriters’ option to purchase up to 3,000,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option. In no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes such an audited balance sheet. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering, which is anticipated to take place four business days after the date of this prospectus. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. In addition, we will file a subsequent Current Report on Form 8-K in the event a material portion of the over-allotment option is exercised subsequent to the filing of our initial Current Report on Form 8-K.
Common Stock
      Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote all of their shares of common stock in accordance with the majority of the shares of common stock voted by the public stockholders. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

      We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering vote against the business combination and exercise their conversion rights discussed below.
      Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
      If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to all of the shares of common stock owned by them immediately prior to this offering.
      Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to convert their shares of common stock into cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account will retain the right to exercise the warrants they received as part of the units.
Preferred Stock
      Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the Underwriting Agreement prohibits us, prior to consummating a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
      No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	one year from the date of this prospectus.
The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time.
      We may call the warrants for redemption:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sales price of our common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending three business days before we send notice of redemption to warrant holders.
      The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. On and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.
      The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
      No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.
      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
Purchase Option
      We have agreed to sell to FTN Midwest Securities Corp. and Adams Harkness an option to purchase up to a total of 1,000,000 units at a per-unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in this offering). For a more complete description of the purchase option, see the section “Underwriting – Purchase Option.”
Dividends
      We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Restrictive Provisions of our Amended and Restated Certificate of Incorporation and By-Laws
      Our amended and restated certificate of incorporation and by-laws contain certain provisions that may make it more difficult, expensive or otherwise discourage, a tender offer or a change in control or takeover attempt by a third-party, even if such a transaction would be beneficial to our stockholders. The existence of these provisions may have a negative impact on the price of our common stock by discouraging third-party investors from purchasing our common stock. In particular, our amended and restated certificate of incorporation and by-laws include provisions that:

•	classify our board of directors into three groups, each of which, after an initial transition period, will serve for staggered three-year terms;

•	permit a majority of the stockholders to remove our directors only for cause;

•	permit our directors, and not our stockholders, to fill vacancies on our board of directors;

•	require stockholders to give us advance notice to nominate candidates for election to our board of directors or to make stockholder proposals at a stockholders’ meeting;

•	permit a special meeting of our stockholders be called only by the board of directors pursuant to a resolution approved by a majority of the directors, the chairman of the board of directors, the chief executive officer or the president and be called by the president or the secretary upon the written request of the holders of a majority of the outstanding shares of our common stock;

•	permit our board of directors to issue, without approval of our stockholders, preferred stock with such terms as our board of directors may determine;

•	permit the authorized number of directors to be changed only by a resolution of the board of directors; and

•	require the vote of the holders of a majority of our voting shares for stockholder amendments to our by-laws.
      Our by-laws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the board of directors at a stockholders’ meeting must give notice of any proposals or nominations within a specified time frame. These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. For us to include a proposal in our annual proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC.
      Our by-laws require the vote of the holders of at least a majority of the shares entitled to vote in the election of directors to remove a director and allow such removal only for cause. In addition, stockholders can amend or repeal our by-laws only with the vote of the holders of at least a majority of our shares entitled, at the time of a stockholders’ meeting, to vote for the election of directors. In addition, our amended and restated certificate of incorporation has established that we will have a classified board of directors. A classified board is one in which a group or class of directors is elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors lengthier, which consequently would make a change in control of a corporation a lengthier and more difficult process.

Our Transfer Agent and Warrant Agent
      The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.
Shares Eligible for Future Sale
      Immediately after this offering, we will have 25,000,000 shares of common stock outstanding, or 28,000,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 20,000,000 shares sold in this offering, or 23,000,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933. All of the remaining 5,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to November 14, 2006. Notwithstanding this, all of those shares have been placed in escrow and will not be transferable until the earlier of three years from the date of this prospectus or, upon consummation of the business combination, in accordance with a graduated schedule by which one-third of the shares are released upon each of the date of the business combination, the date six months thereafter and the date one year thereafter. Such shares will only be transferred prior to the date of their scheduled release from escrow subject to certain limited exceptions. See “Principal Stockholders.”

Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 250,000 shares immediately after this offering (or 280,000 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell his, her or its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales
      The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933, as amended, when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights
      The holders of our 5,000,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date of the business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.
      FTN Midwest Securities Corp. and Adams Harkness are also entitled to demand registration and “piggy-back” registration rights with respect to all of the securities subject to the option, provided that the piggy-back registration rights may be limited to a pro rata share of the number of securities that the managing underwriter of the offering giving rise to such piggy-back registration rights deems marketable at a price reasonably related to their then current market value.

UNDERWRITING
      In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which FTN Midwest Securities Corp. is acting as representative, have severally and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units(1)

FTN Midwest Securities Corp.	[	]
Adams Harkness	[	]

Total	20,000,000

(1)	Assumes no exercise by the underwriters of their over-allotment option.
      A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.
State Blue Sky Information
      We may offer and sell the units in this offering to institutional investors in every state except Idaho pursuant to exemptions provided for sales to such investors under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes banks and other financial institutions, broker-dealers, insurance companies, pension and profit-sharing plans and other qualified entities.
      We will file periodic and annual reports under the Securities Exchange Act of 1934. Therefore, under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, are exempt from state registration requirements. However, states are permitted to require notice filings and collect fees with regard to these transactions, and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Utah, the Virgin Islands, Virginia, Washington, West Virginia, Wisconsin and Wyoming either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required.
      The District of Columbia, Illinois, Maryland, Michigan, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Rhode Island, Texas and Vermont currently permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been submitted and the required fees have been paid.
      As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.
      Under the National Securities Markets Improvement Act, the states retain the jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of securities issued by blank check companies generally, certain state securities commissioners view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of securities of blank check companies in their states.
      Aside from the exemption from state registration provided by the National Securities Markets Improvement Act, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, may be eligible for sale on a secondary market basis in various states based on the availability of another applicable exemption from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments. Idaho has informed us that it does not permit the resale in its state of securities issued in blank check offerings, without exception. We will amend this prospectus for the purpose of disclosing additional states, if any, that advise us that our securities will be eligible for secondary trading without registration.
Pricing of Securities
      We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $           per unit and the dealers may reallow a concession not in excess of $           per unit to other dealers.
      Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between the representative and us. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our members of management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.
      However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry because the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.
      Our units are not publicly traded. Accordingly, there is no current active trading market for our units. Consequently, we cannot assure or guarantee that an active trading market for our units will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. We will not have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of our units and make it difficult to buy or sell units on short notice. We cannot assure you that if you purchase units in the offering you will later be able to sell them at or above the purchase price.
Over-Allotment Option
      We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 3,000,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the underwriters’ short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase the units in approximately the same proportion as set forth in the table above.
Purchase Option
      We have agreed to sell to FTN Midwest Securities Corp. and Adams Harkness, for $100, an option to purchase up to a total of 1,000,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants underlying this option are exercisable at $6.25 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit commencing on the later of the completion of a business combination and one year from the date of this prospectus and expiring four years from the date of this prospectus. The purchase option and the 1,000,000 units, the 1,000,000 shares of common stock and the 2,000,000 warrants underlying such units, and the 2,000,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. The purchase option is subject to certain transfer restrictions. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and to any subsidiary or affiliate of FTN Midwest Securities Corp. or Adams Harkness.
      Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the purchase option grants to holders demand and “piggy back” rights with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities underlying the purchase option, excluding only underwriting discounts and commissions which are to be paid by the holder of the securities to be sold. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.
Commissions and Discounts
      The following table shows the public offering price and underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option. This information further assumes full payment of the underwriters’ discount and non-accountable expense allowance out of the gross proceeds of the proposed offering.

	Per Unit	Without Option	With Option

Public Offering Price	$6.00	$120,000,000	$138,000,000
Discount	$.42	$8,400,000	$9,660,000
Non-accountable expense allowance	.06	1,200,000	1,380,000
Proceeds Before Expenses(1)	$5.52	$110,400,000	$126,960,000

(1)	The offering expenses are estimated at $505,816.
Regulatory Restrictions on Purchase of Securities
      Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the units is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the units, so long as stabilizing bids do not exceed the maximum price specified in Regulation M under the Securities Exchange Act of 1934, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•	Over-Allotments and Coverage Transactions. The underwriters may create a short position in our units by selling more of the units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, they may engage in covering transactions by purchasing the units in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.
      Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Indemnification
      We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.
LEGAL MATTERS
      Bingham McCutchen will pass upon the validity of the securities offered in this prospectus for us. Certain legal matters with respect to this offering will be passed upon for the underwriters by Kelley Drye & Warren LLP.
EXPERTS
      The financial statements of Navitas International Corporation at December 16, 2005, and for the period from November 14, 2005 (date of inception) through December 16, 2005 have been audited by Miller, Ellin & Company LLP, an independent registered public accounting firm, appearing in this prospectus and in the registration statement have been included herein in reliance upon the report.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act of 1933, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
      We have audited the accompanying balance sheet of Navitas International Corporation (a development stage company) (the “Company”) as of December 16, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from November 14, 2005 (date of inception) through December 16, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 16, 2005 and the results of its operations and its cash flows for the period from November 14, 2005 (date of inception) through December 16, 2005 in conformity with U.S. generally accepted accounting principles.

Miller, Ellin & Company LLP
New York, New York
December 21, 2005

Navitas International Corporation
(a Development Stage Company)
Balance Sheet

December 16,
2005

ASSETS
Current assets:
Cash	$6,000
Deferred offering costs	5,660

Total assets	$11,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$5,660

Total current liabilities	5,660

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock: $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	0
Common stock: $.0001 par value, 100,000,000 shares authorized; 5,000,000 issued and outstanding	500
Additional paid-in capital	5,500
Earnings (deficit) accumulated during the development stage	—

Total stockholders’ equity	6,000

Total liabilities and stockholders’ equity	$11,660

See Notes to Financial Statements.

Navitas International Corporation
(a Development Stage Company)
Statement of Operations

From the Period
November 14, 2005
(Date of Inception)
through
December 16, 2005

Revenues	$0
Formation and operating costs	0

Net income for the period	$0
Net income per share	Nil

Weighted average number of shares outstanding — basic and diluted	5,000,000

See Notes to Financial Statements.

Navitas International Corporation
(a Development Stage Company)
Statement of Stockholders’ Equity

				Earnings
				(deficit)
				Accumulated
	Common Stock		Additional	During the
			Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Common Stock issued during period	5,000,000	500	5,500		6,000
Net income (loss)	0	0	0	0	0

Balance December 16, 2005	5,000,000	$500	$5,500	$	$6,000

See Notes to Financial Statements.

Navitas International Corporation
(a Development Stage Company)
Statement of Cash Flows

For the Period from
November 14, 2005
(Date of Inception)
through
December 16, 2005

Cash flows from financing activities:
Proceeds from sale of common stock	$6,000

Net cash provided by financing activities	6,000

Net increase in cash	6,000
Cash — beginning of period	0

Cash — end of period	$6,000

See Notes to Financial Statements.

Navitas International Corporation
(a Development Stage Company)
Notes to Financial Statements

1.	ORGANIZATION, BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
      Navitas International Corporation (the “Company”) was incorporated in Delaware on November 14, 2005 as a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in India. Our efforts in identifying prospective target businesses will be focused primarily on product companies in industries that we believe to be well positioned to grow as a result of the massive and ongoing development of the Indian infrastructure. At December 16, 2005, the Company had not yet commenced any operations. All activity through December 16, 2005 relates to the Company’s formation and the proposed public offering described below. The Company has selected June 30 as its fiscal year end. The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (“Proposed Offering”) which is discussed in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are generally to be applied toward acquiring an operating business (“Business Combination”). However, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least eighty-nine percent (89%) of the offering proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Account”) and invested in U.S. government securities until the earlier of (i) the consummation of a Business Combination, or (ii) liquidation of the Company. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, working capital and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such proposed transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Proposed Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.
      The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).
      The Company has adopted Financial Accounting Statement No. 123R “Accounting for Stock-Based Compensation.” The Company uses the fair value method of valuing options awarded. Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
      Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and

Navitas International Corporation
(a Development Stage Company)
Notes to Financial Statements — (Continued)
assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.	PROPOSED PUBLIC OFFERING
      The proposed offering calls for the Company to offer for public sale up to 20,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the effective date of the offering or (b) the completion of a business combination. The warrants will expire four years from the effective date of the offering. The Company may redeem the outstanding warrants that constitute part of the units in this offering, as well as the warrants that may be acquired by FTN Midwest Securities Corp. and Adams Harkness as a result of the exercise of the underwriters’ option, in whole, but not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of the Company’s common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 day trading period ending three business days before the company sends the notice of redemption
      In addition, the Company has agreed to sell to FTN Midwest Securities Corp. and Adams Harkness, for $100, an option to purchase up to a total of 1,000,000 units. The units issuable upon exercise of this option are identical to those offered in this Proposed Offering, except that each of the warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $6.25. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of the prospectus and expiring four years from the date of the prospectus.
      The sale of the above option will be accounted for as an equity transaction. Accordingly, there will be no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined that the fair value of the above option on the date of sale would be approximately $1.44 per unit, or $1,440,000 total, using an expected life of four years, volatility of 34.3% and a risk-free interest rate of 3.72%.
      The volatility calculation of 34.3% is based on the 180 day average volatility of a representative sample of eight (8) companies primarily engaged in doing business in India that Management believes could be considered to be representative of the infrastructure space (the “Sample Companies”). Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the six months average volatility of the Sample Companies because Management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

3.	OFFERING COSTS
      Deferred offering costs consist of legal and other fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital raised.

Navitas International Corporation
(a Development Stage Company)
Notes to Financial Statements — (Continued)

4.	COMMITMENTS
      The Company has a commitment to pay an underwriting discount of 8% of the public offering price to FTN Midwest Securities Corp. and Adams Harkness, representative of the underwriters, at the closing of the Proposed Offering.

5.	PREFERRED STOCK
      The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

6.	SUBSEQUENT EVENT
      On December 19, 2005, the Company borrowed $90,000 of unsecured promissory notes from the Initial Stockholders and Directors. The notes bear interest at a rate of 3% per annum and are payable on the earlier of December 19, 2006 or the date the Company consummates the Proposed Offering. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount. There were no amounts outstanding as of December 16, 2005.

$120,000,000
NAVITAS INTERNATIONAL CORPORATION
20,000,000 Units

PROSPECTUS

FTN MIDWEST SECURITIES CORP.	ADAMS HARKNESS
                    , 200

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	$41,516
NASD Filing Fee	39,300
Accounting Fees and Expenses	25,000
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	260,000
Blue Sky Services and Expenses	40,000
Miscellaneous(1)	50,000

Total	$505,816

(1)	This amount represents additional expenses that may be incurred by the registrant or underwriters in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation

3.2	Form of Amended and Restated By-laws

4.1	Specimen Unit Certificate*

4.2	Specimen Common Stock Certificate*

4.3	Specimen Warrant Certificate*

4.4	Form of Warrant Agreement between [ ] and the Registrant*

5.1	Opinion of Bingham McCutchen LLP*

10.1	Form of Letter Agreement between the Registrant, the Representative and each of the Officers of the Registrant*

10.2	Form of Letter Agreement between the Registrant, the Representative and each of the Directors and the initial stockholders that are not Directors or Officers of the Registrant*

10.3	Form of Promissory Note

10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*

10.5	Form of Registration Rights Agreement among the Registrant and each of the Initial Stockholders

10.6	Form of Stock Escrow Agreement between the Registrant and Continental Stock Transfer & Trust Company*

10.7	Form of Purchase Option Agreement*

23.1	Consent of Miller Ellin & Company LLP

23.2	Consent of Bingham McCutchen LLP (incorporated by reference from Exhibit 5.1)*

24.1	Power of Attorney (incorporated by reference from the signature page of this registration statement)

*	To be filed by amendment.

II-1

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Navitas International Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on this 23rd day of December 2005.

Navitas International Corporation

By:	/s/ Parag G. Mehta

Parag G. Mehta
President, Chief Executive Officer and Director
(principal executive officer)
POWER OF ATTORNEY
      Each person whose signature appears below hereby appoints each of Parag G. Mehta and Gaurav Gupta severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this Registration Statement or any such additional registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Vivek K. Soni Vivek K. Soni	Chairman of the Board and Chief Technology Officer	December 23, 2005

/s/ Parag G. Mehta Parag G. Mehta	President, Chief Executive Officer and Director (principal executive officer)	December 23, 2005

/s/ Hemang Dave Hemang Dave	Director	December 23, 2005

/s/ N.L. Jain N.L. Jain	Director	December 23, 2005

/s/ S.P. Kothari S.P. Kothari	Director	December 23, 2005

/s/ Michael D. Marvin Michael D. Marvin	Director	December 23, 2005

/s/ Gaurav Gupta Gaurav Gupta	Vice-President, Finance and Treasurer (principal finance officer)	December 23, 2005

II-2

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation

3.2	Form of Amended and Restated By-laws

4.1	Specimen Unit Certificate*

4.2	Specimen Common Stock Certificate*

4.3	Specimen Warrant Certificate*

4.4	Form of Warrant Agreement between [ ] and the Registrant*

5.1	Opinion of Bingham McCutchen LLP*

10.1	Form of Letter Agreement between the Registrant, the Representative, and each of the Officers of the Registrant*

10.2	Form of Letter Agreement between the Registrant, the Representative, and each of the Directors and the initial stockholders that are not Directors or Officers of the Registrant*

10.3	Form of Promissory Note

10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*

10.5	Form of Registration Rights Agreement among the Registrant and each of the Initial Stockholders

10.6	Form of Stock Escrow Agreement between the Registrant and Continental Stock Transfer & Trust Company*

10.7	Form of Purchase Option Agreement*

23.1	Consent of Miller Ellin & Company LLP

23.2	Consent of Bingham McCutchen LLP (incorporated by reference from Exhibit 5.1)*

24.1	Power of Attorney (incorporated by reference from the signature page of this registration statement)

*	To be filed by amendment.